Exhibit 99.3

Chart E&C Awarded Contract to Provide Equipment for Baseload LNG project in Australia

Cleveland, Ohio – July 27, 2011 - Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that its wholly-owned subsidiary, Chart Energy & Chemicals, Inc. (“Chart E&C”), has been awarded a contract by a major international EPC contractor to provide Brazed Aluminum Heat Exchangers, Cold Boxes and Core-in-Kettle® units for a baseload LNG project in Eastern Australia. Chart E&C facilities in La Crosse, Wisconsin and The Woodlands, Texas will be involved in equipment design and manufacture, with the cold box fabrication and assembly taking place at Chart’s Gulf Coast facility in New Iberia, Louisiana.

The initial contract award is in excess of $40 million and represents a single train providing 4.5 Million Tons Per Annum (MTPA) of LNG with an option for the customer to order a second 4.5 MTPA train. “We are very pleased to receive the award for this world-scale LNG plant to be built in Australia and look forward to working again with our EPC and energy company partners on this project”, stated Mike Durkin, President of Chart E&C.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, modification or cancellation of customer contracts, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

For more information: http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1.

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com